Exhibit 99.1

Chembio Completes Acquisition of Malaysia-based RVR Diagnostics

RVR to Serve as Manufacturing and Distribution Facility for APAC Operations

MEDFORD, NY, January 10, 2017 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that the Company has completed the previously announced acquisition of RVR Diagnostics Sdn Bhd (RVR), a Malaysian, privately-held manufacturer and distributor of POC diagnostic tests for infectious diseases.

In November 2016, Chembio entered into a definitive agreement to acquire RVR, subject to certain due diligence and other requirements. Under the terms of the agreement, Chembio will pay up to $1.5 million in cash and up to 291,066 shares of Chembio common stock, including $250,000 consisting of both cash and stock that is based on the achievement of certain milestones, and Chembio also will forgive $250,000 currently owed by RVR to Chembio.

John Sperzel, Chembio's CEO, commented, "Chembio is committed to expanding our presence and product offerings in Southeast Asia and around the world.  Along with the recent hiring of Robert Passas, Ph.D., to oversee the Company's growth in the EMEA and APAC regions, the acquisition of RVR Diagnostics is a critical component of this strategy. We believe the addition of a high-quality, low-cost manufacturing facility in Southeast Asia, where the population exceeds 600 million, is an important building block in Chembio's global plan. The team in Malaysia will continue to be led by Mac Vajuram, RVR's Managing Director, and Avijit Roy, RVR's Vice President, and we welcome all the RVR employees to the Chembio family."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc.  For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com